SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                    FILED PURSUANT TO RULES 13D-1 (b) AND (c)
                          AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (Amendment No. 1 )*

                           ORASURE TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                        Common Stock, $.000001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   68554V 10 8
                                 --------------
                                 (CUSIP Number)

                                December 31, 2001
              -----------------------------------------------------
              Date of Event which Requires Filing of this Statement

      Check the appropriate box to designate the rule pursuant to which Schedule is filed:

                                |_| Rule 13d-1(b)

                                |X| Rule 13d-1(c)

                                |_| Rule 13d-1(d)

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                               Page 1 of 14 Pages

CUSIP No. 68554V 10 8                  13G                    Page 2 of 14 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HealthCare Ventures V, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          3,115,292
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       3,115,292
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,115,292
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.37%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 68554V 10 8                  13G                    Page 3 of 14 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HealthCare Partners V, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          3,115,292
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       3,115,292
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,115,292
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.37%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 68554V 10 8                  13G                    Page 4 of 14 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    James H. Cavanaugh, Ph.D.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          3,115,292
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       3,115,292
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,115,292
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.37%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 68554V 10 8                  13G                    Page 5 of 14 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Harold R. Werner
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       7,944
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          3,115,292
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             7,944
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       3,115,292
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,123,236
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.39%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 68554V 10 8                  13G                    Page 6 of 14 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    William Crouse
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       30,444
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          3,115,292
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             30,444
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       3,115,292
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,145,736
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.45%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 68554V 10 8                  13G                    Page 7 of 14 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    John W. Littlechild
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          3,115,292
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       3,115,292
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,115,292
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.37%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 68554V 10 8                  13G                    Page 8 of 14 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Christopher Mirabelli, Ph.D.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          3,115,292
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       3,115,292
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,115,292
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.37%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 68554V 10 8                  13G                    Page 9 of 14 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Augustine Lawlor
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          3,115,292
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       3,115,292
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,115,292
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.37%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1.

      (e)   Name of Issuer:

            Orasure Technologies Inc.

      (f)   Address of Issuer's Principal Executive Offices:

            150 Webster Street
            Bethlehem, PA 18015

Item 2.

      (e)   Name of Person Filing:

            HealthCare Ventures V, L.P. ("HCV V"), HealthCare Partners V, L.P. ("HCP V"), Drs. Cavanaugh and Mirabelli and Messrs. Werner, Littlechild, Crouse and Lawlor. See attached Exhibit A which is a copy of their agreement in writing to file this statement on behalf of each of them.(1)

      (f)   Address of Principal Business Office or, if none, Residence:

            The business address for HCV V, HCP V, Dr. Cavanaugh and Messrs. Werner and Crouse is 44 Nassau Street, Princeton, New Jersey 08542. The business address for Dr. Mirabelli and Messrs. Littlechild and Lawlor is One Kendall Square, Building 300, Cambridge, Massachusetts 02139.

      (g)   Citizenship:

            HCV V and HCP V are limited partnerships organized under the laws of the State of Delaware. Drs. Cavanaugh and Mirabelli and Messrs. Werner, Littlechild, Crouse and Lawlor are each United States citizens.

      (h)   Title of Class of Securities:

            Common Stock, $.000001 par value per share.

      (i)   CUSIP Number: 68554V 10 8

----------
(1) Drs. Cavanaugh and Mirabelli and Messrs. Werner, Littlechild, Crouse and Lawlor are general partners of HCP V, which is the General Partner of HCV V, the record holder of the Issuer's Common Stock reported hereto.

Item 3. If this statement if filed pursuant toss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            Inapplicable.

Item 4.     Ownership.

            (a)   Amount beneficially owned:

            As of December 31, 2001, HCV V and HCP V beneficially owned 3,115,292 shares of the Issuer's Common Stock; Drs. Cavanaugh and Mirabelli and Messrs. Littlechild and Lawlor each beneficially owned 3,115,292 shares of the Issuer's Common Stock. Mr. Crouse beneficially owned 3,145,736 Shares consisting of 3,115,292 Shares of the Issuer's Common Stock and immediately exercisable options to purchase 30,444 Shares of the Issuer's Common Stock(2). Mr. Werner beneficially owned 3,123,236 Shares consisting of 3,115,292 Shares of the Issuer's Common Stock and immediately exercisable options to purchase 7,944 shares of the Issuer's Common Stock.

            (b)   Percent of Class:

            As of December 31, 2001, the 3,115,292 shares of the Issuer's Securities beneficially owned by each of HCV V, HCP V, Drs. Cavanaugh and Mirabelli and Messrs. Littlechild and Lawlor constitute 8.37% of the Issuer's Common Stock outstanding; the 3,123,236 shares of the Issuer's Common Stock beneficially owned by Mr. Werner constitutes 8.39% of the Issuer's shares of Common Stock outstanding; the 3,145,736 shares of the Issuer's Common stock beneficially owned by Mr. Crouse constitutes 8.45% of the Issuer's shares of Common Stock outstanding.

            (c)   Number of shares as to which such person has:

                  (i)   sole voting power or to direct the vote:

                        Mr. Werner has the sole power to vote or direct the vote of the 7,944 shares of the Issuer's Common Stock beneficially owned by him.

                        Mr. Crouse has the sole power to vote or direct the vote of the 30,444 shares of the Issuer's Common Stock beneficially owned by him.

----------
(2) Does not include options to purchase an additional 37,500 Shares of the Issuer's Common Stock which were granted to Mr. Crouse as a director of the Issuer and are not currently exercisable. 14,166.6 Shares become exercisable as to 416.66 Shares per month for 34 months beginning on March 13, 2002. 23,333.4 Shares become exercisable as to 1,666.66 Shares per month for 14 months beginning on March 17, 2002. Mr. Crouse is not deemed to beneficially own these shares at the time of this report.

                  (ii)  shared power to vote or to direct the vote:

                        HCV V, HCP V, Drs. Cavanaugh and Mirabelli and Messrs. Werner, Littlechild, Crouse and Lawlor share the power to vote or direct the vote of those shares of Common Stock owned by HCV V.

                  (iii) sole power to dispose or to direct the disposition of:

                        Mr. Werner has the sole power to dispose of or direct the disposition of the 7,944 shares of the Issuer's Common Stock beneficially owned by him.

                        Mr. Crouse has the sole power to dispose of or direct the disposition of the 30,444 Shares of the Issuer's Common Stock beneficially owned by him.

                  (iv) shared power to dispose of or to direct the disposition of:

                        HCV V, HCP V, Drs. Cavanaugh and Mirabelli and Messrs. Werner, Littlechild, Crouse and Lawlor share the power to vote or direct the vote of those shares of Common Stock owned by HCV V.

Item 5.     Ownership of Five Percent or less of a Class:

            Inapplicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:

            Inapplicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

            Inapplicable.

Item 8.     Identification and Classification of Members of the Group:

            Inapplicable.

Item 9.     Notice of Dissolution of Group:

            Inapplicable.

Item 10.    Certification:

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 8, 2002              HealthCare Ventures V, L.P.,
       Princeton, New Jersey         by: its General Partner, HealthCare
                                     Partners V, L.P.

                                     By: /s/ Jeffrey Steinberg
                                         ---------------------------------------
                                            Jeffrey Steinberg
                                            Administrative Partner


Dated: February 8, 2002              HealthCare Partners V, L.P.
       Princeton, New Jersey

                                     By: /s/ Jeffrey Steinberg
                                         ---------------------------------------
                                            Jeffrey Steinberg
                                            Administrative Partner

Dated: February 8, 2002              By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Princeton, New Jersey             ---------------------------------------
                                            James H. Cavanaugh, Ph.D.

Dated: February 8, 2002              By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Princeton, New Jersey             ---------------------------------------
                                            Harold R. Werner

Dated: February 8, 2002              By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Cambridge, Massachusetts          ---------------------------------------
                                            John W. Littlechild

Dated: February 8, 2002              By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Princeton, New Jersey             ---------------------------------------
                                            William Crouse

Dated: February 8, 2002              By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Cambridge, Massachusetts          ---------------------------------------
                                            Christopher Mirabelli, Ph.D.

Dated: February 8, 2002              By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Cambridge, Massachusetts          ---------------------------------------
                                            Augustine Lawlor

                                    EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

      The undersigned hereby agree to jointly prepare and file with the regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of OraSure Technologies, Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated: February 8, 2002              HealthCare Ventures V, L.P.,
       Princeton, New Jersey         by: its General Partner, HealthCare
                                     Partners V, L.P.

                                     By: /s/ Jeffrey Steinberg
                                         ---------------------------------------
                                            Jeffrey Steinberg
                                            Administrative Partner


Dated: February 8, 2002              HealthCare Partners V, L.P.
       Princeton, New Jersey

                                     By: /s/ Jeffrey Steinberg
                                         ---------------------------------------
                                            Jeffrey Steinberg
                                            Administrative Partner

Dated: February 8, 2002              By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Princeton, New Jersey             ---------------------------------------
                                            James H. Cavanaugh, Ph.D.

Dated: February 8, 2002              By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Princeton, New Jersey             ---------------------------------------
                                            Harold R. Werner

Dated: February 8, 2002              By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Cambridge, Massachusetts          ---------------------------------------
                                            John W. Littlechild

Dated: February 8, 2002              By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Princeton, New Jersey             ---------------------------------------
                                            William Crouse

Dated: February 8, 2002              By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Cambridge, Massachusetts          ---------------------------------------
                                            Christopher Mirabelli, Ph.D.

Dated: February 8, 2002              By: /s/ Jeffrey Steinberg, Attorney-in-Fact
       Cambridge, Massachusetts          ---------------------------------------
                                            Augustine Lawlor